Exhibit 3.1
State of Delaware Secretary of State Division of Corporations Delivered 01:48 PM 05/22/2006 FILED 01:48 PM 05/22/2006 SRV 060485944 — 4162777 FILE
CERTIFICATE OF AMENDMENT OF AURORA DIAGNOSTICS HOLDINGS, LLC * * * * * * Adopted In accordance with the provisions of § 18-101 of the Limited Liability Company Act of the State of Delaware * * * * * * The undersigned, being duly authorized to execute and file this Certificate of Formation for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6Del. C. Section 18-101 et seq., does hereby certify a follows. FIRST The name of the limited liability company is Aurora Diagnosistics Holdings, LLC (the “Company”). SECOND The address of the registered office in the Sate of Delaware is 1209 Orange Street, in the City of Washington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company. IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the 19th day of May, 2006. /s/ Thaddine G. Gomez — Name: Thaddine G. Gomez Title: Authorized Person